Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. ANNOUNCES PRELIMINARY 2006 RESULTS
Completes Real Estate Transaction

ST. LOUIS - February 15, 2007 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries, today announced unaudited financial results for the full year 2006 and provided additional guidance for 2007.

LMI estimates net sales for the year ended December 31, 2006, will be approximately $123 million compared to $101 million for 2005. Gross profit is estimated at 27.2 percent of sales, compared to 24.4 percent in 2005. Net income per diluted share is estimated to range between $1.00 to $1.02, compared to $0.61 in 2005. These estimated results are preliminary and are subject to potential adjustments from completion of the 2006 audit, including a possible goodwill impairment charge related to one of the company’s machining divisions. Final audited results for 2006 will be announced by March 15, 2007.

Backlog at December 31, 2006, was approximately $140 million compared to $106 million at December 31, 2005.

Ronald S. Saks, President and Chief Executive Officer of LMI said, “Net sales for 2006 were lower than the expected range of $125 million to $127 million described in our November 2, 2006, release. In late November 2006 both Sikorsky and Vought revised delivery schedules and narrowed delivery periods for the Black Hawk program. Delays in product shipment, in turn, resulted in lower revenue than anticipated during the fourth quarter of 2006 and a corresponding increase in finished goods inventory levels.

“Although we meet regularly with our customers and share production rate data, it has been difficult to accurately predict the timing of delivery for components and subassemblies on this program,” Saks continued. “We expect the current production delays at Sikorsky on the Black Hawk program will be resolved as we progress through 2007, with full recovery being deferred into the second half of 2007. Based on industry information and United Technologies Corporation’s (UTX) announced expectations that helicopter deliveries should grow 53 percent during 2007 and an additional 35 percent in 2008, we expect revenue from components and sub-assemblies on the Black Hawk product to increase quarterly in 2007 and 2008, consistent with the UTX guidance. In addition, LMI has recently been awarded additional component and sub-assembly work on the Black Hawk program, which should benefit net sales in the second half of 2007 and beyond.

“Although these preliminary results represent the highest sales and net income levels ever achieved at LMI, we are disappointed at falling short of the most recent projected results for 2006,” Saks said. “We expect continued growth during 2007 from expanding production rates as well as additional work on the Boeing 787 and several new aircraft models being developed by certain customers.”

Based on current order backlog, new business awards and investments made in facilities, equipment and personnel required to provide capacity to support expected organic growth, the company confirmed its previously issued revenue guidance for 2007. LMI expects 2007 revenue to range between $145 million and $155 million; gross profit of 26.5 percent to 28.5 percent; selling, general and administrative expenses of between $19.0 million and $20.5 million; net interest income of approximately $1.2 million; and an effective income tax rate of 36.0 percent to 37.5 percent.

LMI also announced that on February 13, 2007, it completed the second portion of its previously announced sale-and-leaseback transaction with a subsidiary of the CIT Group, Inc., bringing the net proceeds from sales of four properties in Kansas, Oklahoma and Missouri to $10.2 million. The company plans to use this capital to pursue strategic acquisitions and finance revenue growth opportunities.

The company plans to hold a conference call Friday, February 16, 2007, at 1:00 p.m. CST to discuss the preliminary results. The call may be accessed by dialing 888.603.6873. Callers should reference ID number 8466242.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc. manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2007, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for more details.

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